SECURITY CAPITAL CORPORATION

BATESVILLE, MISSISSIPPI

May 14, 2009

Dear Shareholder:

Enclosed you will find a Notice of a Special Shareholders’ Meeting and a Proxy.

The special shareholders meeting will include the presentation of (1) a proposed amendment to the Corporation’s Articles of Incorporation which would authorize a series of non-voting preferred stock giving the Board of Directors the authority to issue and to fix the terms and voting rights; (2) a proposed amendment to the Compay’s Articles of Incorporation to authorize the Board of Directors to fix the size of the Board of Directors, and  (3) whatever other business may be properly brought before the meeting or any adjournment thereof.

The proposed amendments would provide the flexibility necessary for the Corporation to issue a series of 25,000 shares of non-voting preferred stock to the United States Department of the Treasury in connection with the Company’s possible participation in the Treasury’s Capital Purchase Program (sometimes referred to herein as  “CPP”).  Participation in the Capital Purchase Program requires the Company to issue to the Treasury a series of preferred stock (the “Treasury Preferred”) having certain specified terms.  Among these terms are certain voting rights, including the right to elect two additional directors to the board in the event the Company fails to pay dividends to the Treasury for six quarters, in the aggregate, whether or not consecutive.  The holders of the proposed Class A Non-Voting Preferred would have only such voting rights as are specifically required by law, and no more.

The Capital Purchase Program is designed to provide banks with a source of new capital on favorable terms and without being overly dilutive to the shareholders.  It is being widely used by banks of all sizes throughout the country.  The Capital Purchase Program is a unique opportunity to strengthen the Company’s balance sheet at a time when traditional markets for capital have contracted significantly due to the turmoil in the financial markets.  The Capital Purchase Program provides a very attractive dividend rate of 5% for the first five years.  If the Company does not redeem the preferred stock at the end of the five years, the rate goes to 9%.  Both of these rates are currently less than the market rate for similar transactions.  The program also would permit the Company to redeem or buy the stock prior to the end of the first five years.

If participation in the Capital Purchase Program materializes, the addition of the new capital would further strengthen the Corporation’s capital base and solidify the Company’s  position as a “well-capitalized” bank for regulatory purposes – an absolute essential in a period of a softening economy.  The ability of banks to raise capital in today’s equity markets is very limited.  Participation in the Capital Purchase Program is valued as a tool in building long-term value to you – the shareholder.

The Board of Directors, after careful consideration, has determined the Company should be prepared to participate in the Capital Purchase Program and has proposed these amendments to the Articles of Incorporation.

This institution is grateful for the loyalty and support of you, our friends and shareholders.

The Special Shareholders’ Meeting is to be held on Thursday, June 4, 2009, at 10:00 A. M. at the Home Office of First Security Bank, Batesville, Mississippi.

I urge you to complete the enclosed Proxy promptly and return it in the enclosed self-addressed postage paid envelope, even if you plan to attend the meeting.

We look forward to seeing you at the Special Meeting.

Sincerely yours,

SECURITY CAPITAL CORPORATION

Frank West
President and CEO

Table of Contents

NOTICE OF SPECIAL SHAREHOLDERS' MEETING	1

PROXY STATEMENT	2
SOLICITATION BY BOARD OF DIRECTORS OF SECURITY CAPITAL CORPORATION

PROPOSAL NO. 1 – APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK	4

PROPOSAL NO. 2 – APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE SIZE OF THE BOARD OF DIRECTORS

PROPOSAL NO. 3 – APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO STATE THAT ARTICLE ELEVEN SHALL APPLY ONLY TO HOLDERS OF THE COMPANY’S COMMON STOCK

7 8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8

PROPOSALS FOR 2010 ANNUAL MEETING	13

SECURITY CAPITAL CORPORATION
POST OFFICE BOX 690
BATESVILLE, MISSISSIPPI 38606

May 14, 2009

NOTICE OF SPECIAL SHAREHOLDERS= MEETING

To the Shareholders of
Security Capital Corporation
Batesville, Mississippi 38606

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors and in compliance with the Bylaws, the special meeting of shareholders of the Security Capital Corporation (the ACompany@), Batesville, Mississippi, will be held at the Home Office of First Security Bank, Batesville, Mississippi, on Thursday, June 4, 2009, at 10:00 A.M. for the purpose of considering and voting on the following proposals:

1.	APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION: The approval of amendment to the Articles of Incorporation to authorize the issuance of preferred stock.

2.	APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION: The approval of amendment to the Articles of Incorporation to authorize the Board of Directors to fix the size of the Board of Directors.

3.
APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION:  The approval of an amendment to the Articles of Incorporation to provide that Article Eleven (relating to the Company’s right of first refusal to purchase issued and outstanding stock) shall apply only to the Company’s common stock.

Whether or not you contemplate attending the meeting, it is requested that you complete and return the enclosed Proxy as soon as possible. If you attend the meeting, you may withdraw your Proxy and vote in person.

Only those shareholders of record at the close of business on May 8, 2009, shall be entitled to notice of and to vote at this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Frank West
President and CEO

Dated and mailed at
Batesville, Mississippi
On or about May 14, 2009

SECURITY CAPITAL CORPORATION
POST OFFICE BOX 690
BATESVILLE, MISSISSIPPI 38606

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
JUNE 4, 2009

SOLICITATION BY BOARD OF DIRECTORS OF
SECURITY CAPITAL CORPORATION

This statement is furnished to the shareholders of Security Capital Corporation (the ACompany@) in connection with the solicitation by the Board of Directors of Proxies to be voted at the Special Meeting of Shareholders to be held at the Home Office of First Security Bank, Batesville, Mississippi, on Thursday, June 4, 2009, at 10:00 A. M., local time or any adjournment(s) thereof, for the matters set out in the foregoing notice of Annual Shareholders= Meeting. The approximate date on which this Proxy Statement and form of proxy are first being available to shareholders is
May 14, 2009.

Only those shareholders of record on the books of the Company at the close of business on May 8, 2009 (the “Record Date”) are entitled to notice of and to vote at the meeting. On May 4, 2009, the Company’s had outstanding of record 2,882,959 shares of Common Stock. Each share is entitled to one (1) vote.

The cost of soliciting Proxies from shareholders will be borne by the Company. The initial solicitation will be by mail. Thereafter, proxies may be solicited by Directors, officers and regular employees of the Company, by means of telephone, e-mail or personal contact, but without additional compensation therefor. The Company will reimburse brokers and other persons holding shares as nominees for their reasonable expenses in sending Proxy soliciting material to the beneficial owners, if applicable.

Any shareholder giving a Proxy has the right to revoke it at anytime before it is exercised. A shareholder may revoke his Proxy (1) by personally appearing at the Annual Meeting, (2) by written notification to the Company which is received prior to the exercise of the Proxy or (3) by a subsequent Proxy executed by the person executing the prior Proxy and presented at the Annual Meeting. All properly executed Proxies, if not revoked, will be voted as directed on all matters proposed by the Board of Directors, and, if the shareholder does not direct to the contrary, the shares will be voted “For” each of the proposals described below.

The presence at the Special Meeting, in person or by Proxy, of a majority of the shares of Common Stock outstanding on May 8, 2009, and entitled to vote, will constitute a quorum. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the meeting. Broker non-votes and shareholder abstentions are not counted in determining whether or not a matter has been approved by shareholders.

INTRODUCTION AND OVERVIEW

Security Capital Corporation has always placed great emphasis on maintaining a strong capital base and continues to exceed regulatory capital requirements for well capitalized financial institutions. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that Security Capital Corporation is financially sound, and to enable Security Capital Corporation to provide a desirable level of profitability. Accordingly, the Board of Directors believes that Security Capital Corporation should take all necessary steps to achieve higher capital levels that will position Security Capital Corporation to remain strong through this crisis, including participating in the Capital Purchase Program.

Security Capital Corporation's capital ratios remain strong and we believe that we have sufficient liquidity to meet our anticipated funding needs. However, to the extent that shareholders do not approve the proposed amendments to our Articles of Incorporation described in this Proxy Statement, Security Capital Corporation would be precluded from participating in the Capital Purchase Program, which the Board has determined is one of the most cost effective methods for a financial institution to further strengthen its capital base.

In managing our consolidated balance sheet, we depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers. Sources of funding available to us, and upon which we rely as regular components of our liquidity and funding management strategy, include inter-bank borrowings and brokered deposits. We have also historically enjoyed a solid reputation in the capital markets and historically have been able to raise funds from either short or long-term borrowings or equity issuances. Recently, the volatility and disruption in the capital and credit markets has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to access certain of our sources of funding on satisfactory terms may be disrupted, which may adversely affect our capital costs and, in turn, our liquidity.

CAPITAL PURCHASE PROGRAM

On October 14, 2008, the Treasury announced that, pursuant to the Emergency Economic Stabilization Act, it was implementing a voluntary program (the “Capital Purchase Program”) for certain financial institutions to raise capital by selling preferred stock directly to the Treasury.  The purpose of the Capital Purchase Program is to encourage financial institutions to build capital to increase the flow of financing to businesses and consumers and to support the economy of the United States.  The Capital Purchase Program is designed to provide capital to financial institutions on attractive terms.  The Treasury will determine the eligibility of financial institutions and the amount of capital to be allocated to each institution.

The Capital Purchase Program is designed to provide banks with a source of new capital on favorable terms and without being overly dilutive to shareholders. It is widely being used by banks of all sizes throughout the country.

The Capital Purchase Program is a unique opportunity to strengthen the Company’s balance sheet at a time when traditional markets for capital have contracted significantly due to the turmoil in the financial markets. The Capital Purchase Program provides a very attractive dividend rate of 5% for the first five years. If the Company does not redeem the preferred stock at the end of five years, this rate goes to 9%. Both of these rates are currently less than the market rate for similar transactions. The program also permits us to redeem the stock at a future date without significant penalties, providing us with increased flexibility in terms of replacing the Treasury Preferred with other securities in the future.

The addition of new capital through the Capital Purchase Program would further strengthen the Company’s capital base and solidify the Company’s position as a “well-capitalized” bank for regulatory purposes. We believe this is particularly important during this period of a softening economy. Also, when the economy regains its footing and resumes its growth, we will be fortified with a strong capital position to support loan growth.

The ability of banks to raise capital in today’s equity markets is very limited and dilutive. The Board of Directors is recommending that the Company take advantage of the Capital Purchase Program because this program provides a ready source of new capital on favorable terms. Further, the Board believes the addition of new capital under this plan will promote the goal of building long-term shareholder value.

Under the terms of the Capital Purchase Program, the Company may be eligible to receive an investment an influx of capital of approximately $10.7 million based on the Company’s  risk-weighted assets at December 31, 2008.  A letter from the Department of the Treasury, dated April 29, 2009, informed the Company of preliminary approval to participate in the program.

Our Articles of Incorporation at present would prevent us from participating in the Capital Purchase Program.  Specifically, the restrictions are:

Our Articles of Incorporation currently do not authorize preferred stock;

Our Articles of Incorporation do not allow our Board of Directors to fix the size of the Board of Directors; and

Our Articles of Incorporation currently require a shareholder desiring to sell any of the shares of the Company to first offer such shares to the Company in a specified manner.

To participate in the Capital Purchase Program, we must be authorized to issue preferred stock.  In addition, to provide the voting rights required for the preferred stock to be purchased in the Capital Purchase Program, our Board of Directors must take steps to ensure that, if required by the terms of the preferred stock, the holders of the preferred stock are able to appoint directors to the Board of Directors.  Finally, because of certain requirements of the Securities Purchase Agreement under the Capital Purchase Program discussed below, it is necessary to amend Article Eleven to provide that the Company’s right of first refusal applies only to the Company’s common stock.  If any of the proposals are not approved by the shareholders, the Company may be unable to participate in the Capital Purchase Program.

SUMMARY OF PROPOSALS

The Board of Directors recommends that the shareholders approve the proposed amendments to the Company’s Articles of Incorporation described in this Proxy Statement.  These amendments would: (1) allow the Board of Directors to issue preferred stock with such designations, preferences, rights, qualifications, limitations and restrictions as determined by the Board of Directors; (2) allow the Board of Directors to fix the size of the Board of Directors; and (3) provide that Article Eleven (relating to the Company’s right of first refusal to purchase issued and outstanding shares of the Company’s common stock) shall apply only to the Company’s common stock.  These amendments will, among other things, allow the Company to participate in a voluntary program offered by the United States government.  These proposed amendments will also give the Company increased flexibility in structuring capital raising transactions and acquisitions.

PROPOSAL NO. 1 – APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK

The Articles of Incorporation currently authorize 10,000,000 shares of common stock, par value $5.00 per share, as the sole class of stock in the Company.  Currently, the Articles of Incorporation do not authorize the Board to issue preferred stock.  Without having the authority to issue preferred stock, the Company is limited in efforts to raise capital and, currently is prevented from participating in the Capital Purchase Program – as well as other financing techniques that meet the favorable approval of the regulators.  The Board of Directors proposes the authorization of 25,000 shares of non-voting preferred stock, par value of $1,000 per share.  A copy of the proposed amendment is attached hereto as Annex “B.”

Participation in the Capital Purchase Program requires that the Company issue to the Treasury a series of preferred stock having certain specified terms, which series of stock is referred to herein as the “Treasury Preferred.”  Among the terms required for the Treasury Preferred are certain voting rights, including the right to elect two additional directors to the Board in the event the Company fails to pay dividends to the Treasury for six quarters in the aggregate, whether or not consecutive.  This particular voting right is granted only if the Company fails to make six quarterly dividends and continues only until all accrued and unpaid dividends on the Treasury’s preferred stock have been declared and paid in full, at which time the right terminates.

In addition, whether or not the Company participates in the CPP, this Amendment would give the Board the ability to determine the voting rights, if any, of any future series of the preferred stock.  The Board of Directors believes that additional flexibility created by the Amendment could potentially facilitate corporate financing and the Company’s other plans which are intended to foster the Company’s growth and flexibility. The complexity of modern business financing and possible future transactions requires maximum flexibility in the Company’s capital structure.  If this Amendment is approved, the Board of Directors may determine the preferences, limitations, and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock and designate the number of shares within that series, before the issuance of any shares of that series.

ISSUANCE OF PREFERRED STOCK UNDER THE CAPITAL PURCHASE PLAN

The primary reason for this proposal to amend the Articles is to permit the Company to participate in the CPP. Under the CPP, the Treasury will purchase up to an aggregate of $250 billion of shares of Treasury Preferred in financial institutions on standardized terms as described in the term sheet attached hereto as Annex A. In order to participate, the Company must meet all qualitative requirements, including having filed with the SEC its preliminary proxy statement regarding the shareholders’ authorization of the Treasury Preferred, within 30 days of the date of notification of preliminary approval by the Treasury. The minimum investment amount available to a participating institution is 1 percent of risk-weighted assets. The maximum investment amount is the lesser of $25 billion or 3 percent of risk-weighted assets.  The Company has received approval for and anticipates accepting an investment of approximately $10.7 million.

The Treasury Preferred will qualify as Tier I capital and will rank senior to the Company’s common stock.  The Treasury Preferred will pay a cumulative dividend rate of 5 percent per annum for the first five years and will reset to a rate of 9 percent per annum after year five.  The Treasury Preferred will be non-voting, other than class voting rights on certain matters that could adversely affect the shares and the election of two directors in the event dividends are not paid for six quarters in the aggregate.  The Company may repurchase the Treasury Preferred from the Treasury at any time after consultation between the Company’s primary federal banking regulator and the Treasury.  The Treasury may also transfer the Treasury Preferred to a third party at any time.

In conjunction with the purchase of Treasury Preferred, the Treasury will receive warrants to purchase preferred stock with an aggregate market price equal to five percent 5% of the face value of the senior preferred investment.  The exercise price on the warrants will be $.01 per share.  The Treasury intends to exercise the warrants immediately.  The Warrant Preferred stock will pay a 9% dividend per year.

If participation in the Capital Purchase Program occurs, the Company anticipates receiving approximately $10.7 million in additional capital and these proceeds will be used to support the Company’s capital levels and to support its and First Security Bank’s growth through meeting the loan demand of its customer base.

EFFECTS OF ISSUING PREFERRED STOCK TO TREASURY

Below are some of the expected effects on holders of the Company’s common stock resulting from the issuance of the Treasury Preferred to the Treasury under the CPP:

Restrictions on Dividends:  As long as any Treasury Preferred is outstanding, the Company may pay regular dividends on its common stock of not more than the amount of the Company’s last quarterly cash dividend, provided that all dividend payments have been made on the Treasury Preferred as required by the Capital Purchase Program.  In addition, the consent of the Treasury will be required for any increase in the per share dividends on common stock until the third anniversary of the date of the Treasury Preferred investment unless, prior to such third anniversary, the Treasury Preferred is redeemed in whole or the Treasury has transferred all of the Treasury Preferred to third parties.  In addition, no dividends may be declared or paid on junior preferred shares or preferred shares ranking pari passu with the Treasury Preferred, nor may the Company repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the senior preferred, or common stock, unless: (i) in the case of cumulative Treasury Preferred, all accrued and unpaid dividends for all past dividend periods on the Treasury Preferred are fully paid or (ii) in the case of non-cumulative Treasury Preferred, the full dividend for the last completed dividend period has been declared and paid in full.

Repurchases:  The consent of the Treasury shall be required for any share repurchases (other than (i) repurchases of the Treasury Preferred and (ii) repurchase of junior preferred shares or common stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Treasury Preferred is redeemed in whole or the Treasury has transferred all of the Treasury Preferred to third parties.  In addition, there shall be no repurchases of junior preferred shares, preferred shares ranking pari passu with the Treasury Preferred, or common stock if prohibited as described under “Restrictions on Dividends” above.

Voting Rights:                                The Treasury Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Treasury Preferred, (ii) any amendment to the rights of Treasury Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Treasury Preferred.  If dividends on the Treasury Preferred are not paid in full for six dividend periods, whether or not consecutive, the Treasury Preferred will have the right to elect two directors.  The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Executive Compensation:  On February 17, 2009, President Obama signed into law the America Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains new restrictions on executive compensation for financial institutions and other companies participating in the CPP. If the Amendments are approved and the Company participates in the CPP, these restrictions will apply to us.  ARRA prohibits the payment or accrual of any “bonus, retention award, or incentive compensation” to the Chief Executive Officer of the Company for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to a “written employment contract” in effect prior to February 11, 2009. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

ARRA prohibits  any  payment to the Chief Executive Officer and the next five highest paid Executive Officers of the Company upon termination of employment for any reason, except for payments for services performed or benefits accrued, for as long as any CPP-related obligations remain outstanding.

           Under ARRA CPP-participating companies are required to recover any bonus or other incentive payment paid to a senior executive officer or any of the next twenty highest paid employees of the Company on the basis of materially inaccurate financial or other performance criteria.

ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees. Earlier Treasury guidelines did not contain a similar requirement.

ARRA requires the Chief Executive Officer and the Chief Financial Officer of any publicly-traded CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the company’s annual filings with the SEC (such as its annual report on Form 10-K or proxy statement).

           ARRA requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, potentially including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, or similar activities or events.

           If the Company participates in the CPP, the Compensation Committee will consider these new limits on executive compensation and determine how they may impact the Company’s executive compensation program.  Although the Company does not anticipate any material changes to its existing executive compensation structure, it will be required to comply with the executive compensation standards included in the Capital Purchase Plan.

Dilution:  The issuance of shares of preferred stock will generally dilute the ownership interests of the current common shareholders.

Preferences; Liquidation:  The issuance of shares of preferred stock with certain rights, preferences, and privileges senior to those held by the Company’s common shareholders could diminish their rights to receive dividends, if declared by the Board of the Directors, and to receive payments upon the Company’s liquidation.  The Board of Directors believes that the financial flexibility offered by the Treasury Preferred outweighs any of  its disadvantages.

The analysis of the Board of Directors determined, in light of the continuing weak economic conditions that the Company should take all necessary steps to maintain high capital levels that will position the Company to remain strong through this crisis.  One of those steps may include participation in the Capital Purchase Program.  Having the preferred stock authorized allows the Board of Directors to proceed with little or no delay in structuring capital raising transactions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

PROPOSAL NO. 2 – APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO
 FIX THE SIZE OF THE BOARD OF DIRECTORS

The Articles of Incorporation currently provide that the shareholders have the sole authority to fix the size of Board of Directors.  Under the Capital Purchase Program, the term sheet issued by the Treasury outlines that the terms of the preferred stock to be issued in the Capital Purchase Program includes the Treasury’s right to elect two additional directors if the Company fails to pay dividends on the preferred stock for six quarterly dividend periods.  To address this possible event as well as to address events in the future that may necessitate the increase or decrease in the number of directors, the Board of Directors should be authorized to fix the size of the Board of Directors.  A copy of the proposed amendment is attached hereto as Annex “C.”

This proposal is to give the authority to the Board of Directors to fix the size of the Board of Directors.  The number of directors, currently, is fixed at nine (9).  This proposal will incorporate that the number of directors shall not be less than seven (7) and not more than thirteen (13).  This number range is considered to be a size that would enable the Board of Directors to efficiently conduct its meetings and carry out its duties.

This amendment would not remove the existing right of the shareholders to fix the size of the Board of Directors upon a vote of a majority of the shareholders.  If the proposed amendment is approved by the shareholders, the shareholders and the Board of Directors will each be able to fix the size of the Board of Directors within the specified range.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE SIZE OF THE BOARD OF DIRECTORS.

PROPOSAL NO. 3 – APPROVAL OF AMENDMENT TO ARTICLE ELEVEN OF THE ARTICLES OF INCORPORATION TO PROVIDE THAT THE COMPANY’S RIGHT OF FIRST REFUSAL SHALL APPLY ONLY TO THE COMPANY’S COMMON STOCK

Article Eleven of the Company’s Articles of Incorporation currently provides that any shareholder desiring to sell any shares of the Company must first provide written notice to the Company.  Under Article Eleven, the Company is afforded a ten-day window in which it has the right to purchase the shares, and if the Company should fail to purchase such shares, then the shares may be sold by the shareholder at a price no less than the price at which the shares were offered to the Company.

Because the Company has previously had the authority to issue only common stock, Article Eleven as presently written does not distinguish between classes of stock, nor does it contemplate the issuance of preferred stock.  Accordingly, in order to facilitate the establishment of the preferred stock, and to participate in the CPP, the Board has determined that it is necessary and appropriate to amend Article Eleven to provide that its provisions shall apply only  to the Company’s common stock.  This amendment is made necessary because, among other things, Section 4.4 of the CPP Securities Purchase Agreement requires that the Treasury be permitted to transfer the Treasury Preferred at any time.  A copy of the proposed amendment is attached hereto as Annex “D.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE ARTICLES TO PROVIDE THAT ARTICLE ELEVEN SHALL APPLY ONLY TO HOLDERS OF THE COMPANY’S COMMON STOCK.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Holders of Common Stock

As of December 31, 2008, Security Capital Corporation had one shareholder that was the beneficial owner of more than 5% of the Common Stock of Security Capital Corporation and is listed below:

Name and Address of Beneficial Owner	Number of Shares/	Percentage
	Nature of Beneficial
	Ownership (1)

First Security Bank Employee	192,700	6.68%
Stock Ownership Plan
First Security Bank
P. O. Box 690
Batesville, Mississippi 38606

(1)	Constitutes sole ownership.

           The following table sets forth as of December 31, 2008 the number and percentage of Common Stock beneficially owned by each director of Security Capital Corporation and by all of the Company=s directors and executive officers as a group.  Unless indicated otherwise in a footnote, the directors and the executive officers possess sole voting and investment power with respect to all shares shown.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned	Percentage

Larry J. Pratt	36,153	1.25%
Frank West	34,731	1.20%
Joe M. Brown	12,729	*
Ben Barrett Smith	30,275	1.05%
Will Hays	9,184	*
Tony Jones	3,063	*
Laney Funderburk	4,087	*
William R. Fleming	12,625	*
Connie Hawkins	10,940	*
Jeff Herron	6,273	*
Ken Murphree	2,229	*

Dwayne Myers	0	*
Executive officers and directors as a group	162,289	5.63%
(11 members in group)
* Less than 1%.

PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2008.

•	The issuance of $10.7 million of preferred stock to Treasury under the Capital Purchase Program.

•	The issuance of warrants to purchase 536 shares of preferred stock assuming a purchase price of $.01 per share as set by term sheet for private banks in the Capital Purchase Plan.

•	The reduction in short-term borrowings and the increase in lending from the proceeds of the Capital Purchase Program.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of December 31, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors.

The information should be read in conjunction with our audited financial statements and the related notes as filed on March 12, 2009, as part of our Annual Report on Form 10-K for the year ended December 31, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Capital Purchase Program is subject to our shareholders approving the proposed amendments to our Articles of Incorporation described in this Proxy Statement.

    We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation.  Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and in any other reports filed with the SEC, which are specifically incorporated by reference in this Proxy Statement.

Security Capital Corporation
Pro Forma Consolidated Balance Sheet Data and Capital Ratios

	December 31, 2008
	(dollar amounts in thousands)
	Historical	Adjustments	Pro forma
		(unaudited)	(unaudited)

Balance Sheet:
Total assets	$462,485	$10,718	$473,203
Total liabilities	$406,506	$-	$406,506

Preferred stock:
25,000 shares authorized; 10,718 shares issued	$-	$10,182	$10,182
Preferred stock warrants	-	536	536
	$-	$10,718	$10,718
Common stock of $5.00 par value;
5,000,000 shares authorized;
2,882,000 shares issued	$14,454	$-	$14,454
Additional paid-in capital	40,723	-	40,723
Retained earnings	167	-	167
Accumulated other comprehensive income	676	-	676
Treasury stock	(41)	-	(41)

Total shareholders' equity	$55,979	$10,718	$66,697

Capital Ratios:
Total risk-based capital to risk-weighted assets ratio	15.47		17.93
Tier I capital ratio	14.44		16.93
Leverage ratio	11.12		13.13
Equity to assets ratio	12.10		14.09

Security Capital Corporation

Pro Forma Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)

	Historical			Pro forma
	12 Months			12 Months
	Ended			Ended
	12/31/2008	Adjustments		12/31/2008
		(unaudited)
Net interest income	$18,078	$456	(1)	$18,534
Provision for losses on loans	10,456	-		10,456
Net interest income after provision
for losses on loans	$7,622	$456		$8,078

Non-interest income	$7,748	$-		$7,748
Non-interest expense	16,209	-		16,209

Income (loss) before income taxes	$(839)	$456		$(383)

Income tax expense(benefit)	(1,022)	170	(2)	(852)
Net Income	$183	$286		$469
Less: Preferred Dividends	-	584	(3)	584
Earnings (loss) attributable to
common stockholders	$183	$(298)		$(115)

Basic earnings (loss) per share attributable
to common stockholders	$0.06	$(0.10)		$(0.04)

Diluted earnings (loss) per share attributable
to common stockholders	$0.06	$(0.10)		$(0.04)

Weighted average common shares outstanding
Basic	2,882,332	-		2,882,332
Diluted	2,883,332	-		2,883,332

(1) An increase in interest income resulting from the investment of the proceeds from the sale of the preferred stock at 4.25%.
(2) Income tax rate of 37.3% applied to the increase in interest income.
(3) Preferred dividends of 5% paid on preferred stock and of 9% paid on warrant preferred stock.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows the Company to incorporate by  reference information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document  the Company has filed separately with the Securities and Exchange Commission.  The information incorporated by reference is deemed to be part of this Proxy  Statement.

This Proxy Statement incorporates by reference the following items of Part II of  the Company’s annual report on Form 10-K for the fiscal year ended December 31,  2008:

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative Disclosures About Market Risk; and

•	Item 8. Financial Statements and Supplementary Data.

OTHER MATTERS

Management at present knows of no other business to be brought before the meeting. However, if other business is properly brought before the meeting, it is the intention of the management to vote the accompanying Proxies in accordance with its judgment.

PROPOSALS FOR 2010 ANNUAL MEETING

Any shareholder who wishes to present a proposal at the Company=s next Annual Meeting and who wishes to have the proposal included in the Company=s Proxy Statement and form of proxy for the meeting must submit the proposal to the undersigned at the address of the Company not later than December 8, 2009.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon the written request of any record holder or beneficial owner of the shares entitled to vote at the special meeting, the Company, without charge, will provide a copy of its annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 12, 2009. Requests should be mailed to Connie Hawkins, P. O. Box 690, Batesville, Mississippi 38606.

The accompanying Proxy is solicited by Management.

BY ORDER OF THE BOARD OF DIRECTORS

Dated and mailed at
Batesville, Mississippi
On or about May 14, 2009

Annex “A”

TARP Capital Purchase Program
(Non-Public QFIs, excluding S Corps and Mutual Organizations)
Preferred Securities

Summary of Preferred Terms

Issuer:
Qualifying Financial Institution (“QFI”) means any (i) top-tier Bank Holding Company (“BHC”), or top-tier Savings and Loan Holding Company (“SLHC”) that engages solely or predominately in activities permissible for financial holding companies under relevant law, that in either case is not publicly traded
1, (ii) U.S. bank or U.S. savings association organized in a stock form that are neither publicly traded nor controlled by a BHC or SLHC, or (iii) U.S. bank or U.S. savings association that is not publicly traded and is controlled by a SLHC that is not publicly traded and does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law, other than S Corporations and Mutual Depository Institutions. The term QFI shall not mean any institution that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “BHC” and “SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine the eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

“S Corporation” means any U.S. bank, U.S. savings association, BHC or SLHC organized as a corporation that has made a valid election to be taxed under Subchapter S of the U.S. Internal Revenue Code. “Mutual  Depository Institution” means any U.S. bank, U.S. savings association,  BHC or SLHC organized in a mutual form.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:
Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Preferred and issue depositary receipts.)

1 For the purposes of this term sheet “publicly traded” means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under
Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which applies to all companies that are traded on an exchange or that have $10 million in assets and 500 shareholders of record or
Section 15(d) of the Exchange Act which requires companies that have filed a registration statement under the
Securities Act of 1933, as amended, and have 300 or more securityholders of record of the registered class to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory
Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:
The Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Preferred issued by banks which are not subsidiaries of holding companies, the Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will  be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:
Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below), which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Preferred. After the third anniversary of the date of this investment, the Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period). All redemptions shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

Restrictions
on Dividends:
Subject to certain exceptions, for as long as any Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Preferred or common shares, unless (i) in the case of cumulative Preferred all accrued and unpaid dividends for all past dividend periods on the Preferred are fully paid or (ii) in the case of non-cumulative Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:
The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment. After the third anniversary and prior to the tenth anniversary, the UST’s consent shall be required for any increase in aggregate common dividends per share greater than 3% per annum; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction. The restrictions in this paragraph no longer apply if the Preferred and Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and Warrant Preferred to third parties.

Repurchases:
The UST’s consent shall be required for any repurchases of equity securities or trust preferred securities (other than (i) repurchases of the Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Preferred and the Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Other Dividend
and Repurchase
Restrictions:
From and after the tenth anniversary of the date of this investment, the QFI shall be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by the UST are redeemed in whole or the UST has transferred all of such equity securities to third parties.

Voting rights:
The Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred, (ii) any amendment to the rights of Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred.

If dividends on the Preferred are not paid in full for six dividend periods, whether or not consecutive, the Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for (i) all prior dividend periods in the case of cumulative Preferred or (ii) four consecutive dividend periods in the case of  noncumulative Preferred.

Transferability:
The Preferred will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders’ agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of the Preferred investment or thereafter; provided that the UST and its transferees shall not effect any transfer of the Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act. If the QFI otherwise becomes subject to such reporting requirements, the QFI will file a shelf registration statement covering the Preferred as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the Preferred. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the Preferred.

Executive
Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Related Party
Transactions:
For as long as the UST holds any equity securities of the QFI, the QFI and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC’s Regulation S-K) unless (i) such transactions are on terms no less favorable to the QFI and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of the QFI.

Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase, upon net settlement, a number of net shares of preferred stock of the QFI (the “Warrant Preferred”) having an aggregate liquidation preference equal to 5% of the Preferred amount on the date of investment. The initial exercise price for the warrants shall be $0.01 per share or such greater amount as the charter may require as the par value per share of Warrant Preferred. The UST intends to immediately exercise the warrants.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part.

Warrant Preferred:
The Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all the Preferred has been redeemed.

Transferability:
The warrants will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders’ agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of this investment or thereafter; provided that the UST shall not effect any transfer of the warrants or underlying Warrant Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act.

If the QFI otherwise becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, the QFI will file a shelf registration statement covering the warrants and the Warrant Preferred underlying the warrants as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST  and its transferees shall have piggyback registration rights for the warrants and the Warrant Preferred underlying the warrants. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the warrants or the Warrant Preferred.

Annex “B”

RESOLVED, that the Articles of Incorporation of the Corporation shall be amended by deleting Article FOURTH which presently reads as follows:

FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 5,000,000 shares of common stock, all of one class having a par value of $5.00 each.

And substituting in its place a new Article FOURTH to read as follows:

FOURTH: The aggregate number of shares of common stock which the Corporation shall have the authority to issue is 5,000,000 shares, all of one class having a par value of $5.00.  The aggregate number of shares of preferred stock which the Corporation shall have the authority to issue is 25,000 shares having no par value, which preferred stock may be issued from time to time in one or more series upon authorization by the Corporation’s Board of Directors.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of preferred stock in series, and by filing Articles of Amendment pursuant to the applicable law of the State of Mississippi, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	The number of shares constituting that series and the distinctive designation of that series;

(b)
The dividend rate on the shares of that series; whether dividends shall be cumulative, and, if so, from which date or dates; and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)	Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)
Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)
Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)	Any other relative rights, preferences, and limitations of that series, including the stated value.

Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

Annex “C”

RESOLVED, that the Articles of Incorporation of the Corporation shall be amended by deleting Article EIGHTH which presently reads as follows:

EIGHTH:  The number of directors constituting the initial board of directors of the Corporation is 9, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are

NAME:	ADDRESS:
Albert Barnett	Route 1 Courtland, Mississippi 38620
Joe M. Brown	Route 1, Box 146X Marks, Mississippi 38646
J. C. Dunlap	Route 4 Batesville, Mississippi 38606
Hubert Haynes	Route 1 Lambert, Mississippi 38643
John Meacham, Jr.	204 West STreet Batesville, Mississippi 38606
John Mothershed	Route 3 Batesville, Mississippi 38606
Larry J. Pratt	Route 3 Batesville, Mississippi 38606
R. T. Riser	210 Kyle Street Batesville, Mississippi 38606
J. Q. West	Old Highway 51 North Sardis, Mississippi 38666

The number of directors constituting the Board of Directors of the Corporation shall not be less than nine (9), and such directors shall be divided into three (3) classes, with each class to be as nearly equal in number as possible, with the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election.  At each annual meeting after such classification the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

And substituting in its place a new Article EIGHTH to read as follows:

EIGHTH:  The number of directors constituting the initial Board of Directors of the Corporation is nine (9), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are

NAME:	ADDRESS:
Albert Barnett	Route 1 Courtland, Mississippi 38620
Joe M. Brown	Route 1, Box 146X Marks, Mississippi 38646
J. C. Dunlap	Route 4 Batesville, Mississippi 38606
Hubert Haynes	Route 1 Lambert, Mississippi 38643
John Meacham, Jr.	204 West Street Batesville, Mississippi 38606
John Mothershed	Route 3 Batesville, Mississippi 38606
Larry J. Pratt	Route 3 Batesville, Mississippi 38606
R. T. Riser	210 Kyle Street Batesville, Mississippi 38606
J. Q. West	Old Highway 51 North Sardis, Mississippi 38666

The Board of Directors, other than the initial Board of Directors as set forth above, shall consist of such number of persons, who need not be shareholders, not less than seven (7) nor more than thirteen (13) as shall be determined each year by resolution adopted by a majority of the entire Board.  Provided, however, that the Board of Directors may, by majority vote, during the interim between annual meetings of shareholders, increase the number of directors by not more than two (2), but in no event shall the number of directors exceed thirteen (13).

The directors shall be divided into three (3) classes, with each class to be as nearly equal in number as possible, with the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election.  At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

Annex “D”

RESOLVED, that the Articles of Incorporation of the Corporation shall be amended by deleting Article ELEVENTH which presently reads as follows:

ELEVENTH:  Any Shareholder desiring to sell any of the shares of the Corporation shall first offer said shares to the Corporation in the following manner:

(a)           Such Shareholder shall give written notice by registered mail to the Secretary of the Corporation of his intention to sell such shares.  Said notice shall specify the number of shares to be sold, the price per share, and the terms upon which the sale is to be made.  The Corporation shall have ten (10) days from the receipt of such notice with which to exercise its option to purchase all or any full number of the shares so offered.  Such purchase may be authorized by the Board of Directors without any action by the Shareholders of the Corporation.  However, the provision hereof shall not apply to sales of stock between shareholders of the Corporation.

(b)           In the event that the Corporation should fail to purchase all or any full number of such shares within the said ten (10) day period, then the shareholders wishing to make such sale shall be under no limitations as to any such shares not purchased except same cannot be sold for less than the price per share offered to the corporation.

(c)           Any sale of the shares of the Corporation shall be null and void unless the provisions of this Article are strictly observed and followed.

(d)           The terms of this provision shall apply only to proposed transfers of shares for consideration; such terms do not apply to gifts of shares nor to bequests of shares.

(e)           Any shareholder shall be permitted to pledge any of his shares in the Corporation to any individual, bank, insurance company, or similar lender, however, the sale of any such stock so pledged and subsequently assigned to any such lender as a result of default shall be subject to the terms hereof.

And substituting in its place a new Article ELEVENTH to read as follows:

ELEVENTH:  Any Shareholder desiring to sell any of the shares of common stock of the Corporation shall first offer said shares to the Corporation in the following manner:

(a)           Such Shareholder shall give written notice by registered mail to the Secretary of the Corporation of his intention to sell such common shares.  Said notice shall specify the number of common shares to be sold, the price per share, and the terms upon which the sale is to be made.  The Corporation shall have ten (10) days from the receipt of such notice with which to exercise its option to purchase all or any full number of the common shares so offered.  Such purchase may be authorized by the Board of Directors without any action by the Shareholders of the Corporation.  However, the provision hereof shall not apply to sales of stock between shareholders of the Corporation.

(b)           In the event that the Corporation should fail to purchase all or any full number of such common shares within the said ten (10) day period, then the shareholders wishing to make such sale shall be under no limitations as to any such shares not purchased except same cannot be sold for less than the price per share offered to the corporation.

(c)           Any sale of the shares of common stock of the Corporation shall be null and void unless the provisions of this Article are strictly observed and followed.

(d)           The terms of this provision shall apply only to proposed transfers of shares of common stock for consideration; such terms do not apply to gifts of shares nor to bequests of shares.

(e)           Any shareholder shall be permitted to pledge any of his shares of common stock in the Corporation to any individual, bank, insurance company, or similar lender, however, the sale of any such common stock so pledged and subsequently assigned to any such lender as a result of default shall be subject to the terms hereof.

PROXY SOLICITED FOR SPECIAL MEETING

OF SHAREHOLDERS OF

SECURITY CAPITAL CORPORATION

TO BE HELD ON JUNE 4, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Bill Fleming, Jeff Herron and Ann Shankle or any one of them as Proxy with the power to appoint his substitute and hereby authorizes him to represent the undersigned, and to vote upon all matters that may properly come before the Special Meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated herein, with full power to vote all shares of common stock of  Security Capital Corporation held of record by the undersigned on May 8, 2009, at the Special Meeting of Shareholders to be held on  June 4, 2009, or any adjournment(s) thereof.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR EACH PROPOSAL LISTED BELOW AND AT THE DISCRETION OF THE PERSON NAMED ABOVE IN CONNECTION WITH ANY OTHER BUSINESS PROPERLY COMING BEFORE THE MEETING.

1.	PROPOSAL to amend the Articles of Incorporation to authorize the issuance of preferred stock.

( )           FOR                           (   )           AGAINST                      ( )           WITHHOLD AUTHORITY

2.	PROPOSAL to amend the Articles of Incorporation to authorize the Board of Directors to fix the size of the Board of Directors.

( )           FOR                           (   )           AGAINST                      ( )           WITHHOLD AUTHORITY

When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If corporation or partnership, sign in full corporate or partnership name by authorized person.

Signature(s):___________________________________________________________________________

Signature(s):___________________________________________________________________________

Dated:__________________________, 2009

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.